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                                                                    EXHIBIT 4(c)



                                 AMENDMENT NO. 2

                                       TO

                                RIGHTS AGREEMENT

                                     BETWEEN

                      ROLLINS ENVIRONMENTAL SERVICES, INC.

                                       AND

                         REGISTRAR AND TRANSFER COMPANY


         This Amendment No. 2 dated as of the 30th day of April, 1997 amending that certain Rights Agreement (the "Rights Agreement") dated as of June 14, 1989 between Rollins Environmental Services, Inc. (the "Company") and Registrar and Transfer Company (the "Rights Agent").

         WHEREAS, Section 26 to the Rights Agreement provides that as long as the Rights defined in and created by the Rights Agreement (the "Rights") are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or the Common Stock of the Company (the "Common Stock"), provided that no such supplement or amendment shall be made which changes the Redemption Price (as defined in the Rights Agreement), the Final Expiration Date (as defined in the Rights Agreement) or the number of shares of Common Stock for which a Right is exercisable; and

         WHEREAS, pursuant to Amendment No. 1 to the Rights Agreement, the definition of Acquiring Person in Section 1(a) to the Rights Agreement was amended such that Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), would not be deemed an Acquiring Person under certain circumstances due to its ownership of the Company's 7.25% Convertible Subordinated Debentures Due 2005 (the "Securities"); and

         WHEREAS, in connection with a Stock Purchase Agreement dated February 6, 1997 between the Company and Laidlaw Inc., a Canadian corporation ("Laidlaw"), the Company intends to redeem the Securities and issue additional securities to Laidlaw (the "Additional Securities"); and

         WHEREAS, unless the Rights Agreement is amended, the sale of the Additional Securities to Laidlaw would result in Laidlaw being an Acquiring Person (as defined in the Rights Agreement) and result in a Triggering Event (as defined in the Rights Agreement); and

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         WHEREAS, the Company and the Rights Agent desire to amend the Rights
Agreement as provided herein in order to avoid a Triggering Event;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1.       Amendment No. 1 Terminated.

                  Amendment No. 1 is hereby terminated and of no further force or effect effective at such time as the Securities are redeemed.

         2.       Amendment to Definition of Acquiring Person.

                  Effective on the date hereof, the following shall be added to the end of the definition of Acquiring Person in Section 1 (a) to the Rights
Agreement:

                  "Notwithstanding the foregoing, neither Laidlaw Inc., a Canadian corporation, nor any Affiliate thereof, shall be deemed to be an Acquiring Person as long as this Amendment No. 2 is in effect. The Company may, by order of its Board of Directors, make subsequent amendments to the Rights Agreement to eliminate or modify this Amendment No. 2 at any time."

         3.       Representation and Warranties of the Company.

                  The Company represents and warrants to the Rights Agent that
(i) this Amendment No. 2 is permitted under the terms of the Rights Agreement, and (ii) this Amendment No. 2 does not change the Redemption Price, the Final Execution Date or the number of shares of Common Stock for which a Right is exercisable under the Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment No. 2 to the Rights Agreement to be duly executed, all as of the day and year first above written.

                                    Rollins Environmental Services, Inc.


                                    By:          /s/ Klaus Belohoubek
                                         --------------------------------------


                                    Registrar and Transfer Company


                                    By:         /s/ William P. Tatler
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